UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
          OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 1-14521

                                  CONOCO INC.
            (Exact name of registrant as specified in its charter)


                         600 North Dairy Ashford Road
                             Houston, Texas 77079
                                (281) 293-1000
       (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
               (AND ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
           (Title of each class of securities covered by this Form)

                                     NONE
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the
                             duty to file reports:

Rule 12g-4(a)(1)(i)    [X]              Rule 12h-3(b)(1)(i)    [X]
Rule 12g-4(a)(1)(ii)   [ ]              Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)   [ ]
                                        Rule 15d-6             [ ]

      Approximate number of holders of record as of the certification or notice date: 1 (one)



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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Conoco Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: August 30, 2002
                                        CONOCO INC.


                                        By: /s/ Rick A. Harrington
                                            --------------------------------
                                            Rick A. Harrington
                                            Senior Vice President, Legal &
                                            General Counsel